Exhibit A

Yorkville High Income MLP ETF
Yorkville Income Composite MLP ETF
Yorkville High Income Infrstructure MLP ETF
Yield Shares High Income ETF
Forensic Accounting ETF
VelocityShares Equal Risk Weighted Large Cap ETF